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                              Bingham McCutchen LLP
                               150 Fenderal Street
                                Boston, MA 02110

                                 October 4, 2002

Nuveen Investment Trust
333 West Wacker Drive
Chicago, IL 60606

Chapman and Cutler
111 W. Monroe Street
Chicago, IL 60603

Re:  Nuveen Investment Trust/Nuveen NWQ Multi-Cap Value Fund

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Nuveen Investment Trust, a Massachusetts business trust (the "Trust"), in connection with the Trust's Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about October 4, 2002 (as so amended, the "Registration Statement"), with respect to the shares of beneficial interest, par value $.01 per share (the "Shares") of its series Nuveen NWQ Multi-Cap Value Fund (the "Acquiring Fund") to be issued in exchange for certain of the assets of PBHG Special Equity Fund, a series of PBHG Funds, a Delaware business trust (the "Acquired Fund"), as described in the Registration Statement. You have requested that we deliver this opinion to you in connection with the Trust's filing of the Registration Statement.

     In connection with the furnishing of this opinion, we have examined the following documents:

          (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

          (b) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on May 10, 1996, of the Trust's Declaration of Trust as filed with the Secretary of the Commonwealth on such date (the "Declaration");

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Nuveen Investment Trust
Chapman and Cutler
October 4, 2002
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          (c) a copy of the Trust's Amended Designation of Series dated as of
     September 24, 2002, as filed with the Secretary of the Commonwealth of Massachusetts on September 30, 2002 (the "Designation of Series");

          (d) a copy of the Trust's Establishment and Designation of Classes dated as of June 20, 1996 as filed with the Secretary of the Commonwealth of Massachusetts on such date (the "Designation of Classes");

          (e) a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation of Series, Designation of Classes, By-Laws, and certain resolutions adopted by the Trustees of the Trust;

          (f) a printer's proof received on October 1, 2002 of the Registration Statement; and

          (g) a copy of the Agreement and Plan of Reorganization entered into by the Trust as of August 1, 2002, on behalf of the Acquiring Fund, providing for (a) the acquisition by the Acquiring Fund of certain of the assets of the Acquired Fund in exchange for the Shares, (b) the pro rata distribution of the Shares to the holders of the shares of the Acquired Fund and (c) the subsequent liquidation of the Acquired Fund, in the form included as Appendix 1 to the draft Registration Statement referred to in paragraph (f) above (the "Agreement and Plan of Reorganization").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the printer's proof referred to in paragraph (f) above, and that the Agreement and Plan of Reorganization has been duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (g) above.

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Nuveen Investment Trust
Chapman and Cutler
October 4, 2002
Page 3 of 4

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     As to any opinion below relating to the due organization or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust's Declaration or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

          1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

          2. The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement



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Nuveen Investment Trust
Chapman and Cutler
October 4, 2002
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and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Bingham McCutchen LLP

                                            BINGHAM McCUTCHEN LLP